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                                                                 August 14, 1998

Quaker State Corporation
255 E. John Carpenter Freeway
Irving, Texas  75062


                            Quaker State Corporation
                           Pennzoil Products Company
                           Proxy Statement/Prospectus
                           Dated as of August 14, 1998


Ladies and Gentlemen:

                 We have acted as counsel to Quaker State Corporation, a Delaware corporation ("Quaker State"), in connection with the proposed merger (the "Merger") of Downstream Merger Company ("Merger Sub"), a Delaware corporation and a wholly-owned subsidiary of Pennzoil Products Company ("PPC"), a Delaware corporation, with and into Quaker State pursuant to the Agreement and Plan of Merger (the "Merger Agreement") among Pennzoil Company ("Pennzoil"), a Delaware corporation, PPC, a wholly-owned subsidiary of Pennzoil, Merger Sub and Quaker State, dated as of April 14, 1998, as amended (the "Merger Agreement").

                 In so acting, we have participated in the preparation of the Merger Agreement and the preparation and filing with the Securities and
Exchange Commission of a Proxy Statement/Prospectus of Quaker State and PPC relating to the proposed Merger and related transactions (the "Proxy
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Quaker State Corporation                  2                      August 14, 1998


Statement"). We have also examined and relied upon the representations and warranties as to factual matters set forth in the documents referred to above, and the originals, or copies certified or otherwise identified to our satisfaction, of such records, documents, certificates or other instruments as in our judgment are necessary or appropriate to enable us to render the opinion set forth below. We have not, however, undertaken any independent investigation of any factual matter set forth in any of the foregoing.

                 Subject to the foregoing and to the assumptions and limitations set forth herein and in the Proxy Statement under the caption "THE MERGER AND RELATED TRANSACTIONS--Certain United States Federal Income Tax Consequences", and assuming that the Merger is consummated in accordance with the Merger Agreement and as described in the Proxy Statement, the discussion under the caption "THE MERGER AND RELATED TRANSACTIONS--Certain United States Federal Income Tax Consequences--Consequences to Quaker State Shareholders", to the extent it describes matters of law and legal conclusions, is an accurate summary of the material federal income tax consequences of the Merger to the shareholders of Quaker State.

                 This opinion is limited solely to the federal law of the United States as in effect on the date hereof and the relevant facts that exist as of the date hereof. No assurance can be given that the law or facts will not change, and we have not undertaken to advise you or any other person with respect to any event subsequent to the date hereof.

                 We are delivering this opinion to you and, without our prior written consent, no other persons are entitled to rely on this opinion. We hereby consent to the filing of this opinion as an exhibit to the Proxy Statement and to the use of our name under the captions "THE MERGER AND RELATED TRANSACTIONS -- Certain Federal Income Tax Consequences of the Merger" and "LEGAL MATTERS" in the Proxy Statement. In giving such consent, we do not thereby concede that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the Rules and Regulations of the Securities and Exchange Commission thereunder.

                 We are members of the Bar of the State of New York, and we do not express any opinion herein concerning any law other than the federal law of the United States.

                                              Very truly yours,



                                              DEBEVOISE & PLIMPTON